EXHIBIT 99.2

Allied Nevada Gold Corp. 9600 Prototype Court Reno, NV 85921 USA

Allied Nevada: Hycroft Vortex Zone Drilling Returns 55 Feet of 16.85 g/t
Gold Equivalent

August 13, 2009 Reno, Nevada - Allied Nevada Gold Corp. (“Allied Nevada” or the “Company”) (TSX: ANV; NYSE-A: ANV) pleased to present highlights from four holes drilled at the end of the 2008 drill campaign, not previously released, and two new holes from the current campaign, which is intended to define the recently discovered Vortex zone, south of the Brimstone deposit, at Allied Nevada’s wholly owned Hycroft mine, located near Winnemucca, Nevada. Table 1, below, summarizes significant assay results.

1. Gold equivalent grades were calculated using metals prices of US$650 gold and US$12.00 silver.

Successful drilling in 2008 suggests that a large blanket of sulfide mineralization, associated with veining and brecciation, exists directly below the oxide mineralization at the Vortex. An inferred resource of 62.0 million tonnes grading 0.78 g/t gold and 48.1 million tonnes grading 68.14 g/t silver, for inferred resources of 1.5 million ounces of gold and 105.3 million ounces of silver was released for the zone in March 2008. Included in the estimate were assays for hole 08-3579, a vertical hole drilled in the southern area of the zone, which returned 440 feet of mineralization averaging 0.99 grams per tonne (“g/t”) gold and 54.12 g/t silver (gold equivalent grade of 1.99 g/t). Higher grade silver intercepts were encountered in hole 08-3632, with 55 feet of mineralization averaging grades of 897.55 g/t silver and 0.28 g/t gold for an average gold equivalent grade of 16.85 g/t. The hole was lost below the reported silver intercept due to poor sample recovery. A follow-up core hole has been drilled in 2009, for which assay results are currently pending. Hole 08-3351, collared in the same location as previously drilled holes 3170, 3384 and 3310, and drilled to test continuity to the east, returned 330 feet grading 0.42 g/t gold and 30.29 g/t silver for an average gold equivalent grade of 0.98 g/t, showing continuity of Vortex mineralization.

The Vortex zone currently remains open to the south, west, east and at depth. Drilling this year will focus on resource development with the intention of increasing the extent of mineralization, plus infill drilling to upgrade the confidence level of the current inferred resources in the zone. The initial two Vortex holes completed this season, holes 09-3637 and 09-3638, drilled to infill the southern portion of the zone, confirmed that mineralization is continuous in that area. Hole 09-3637, drilled to test the southern boundary of known mineralization returned 490 feet of mineralization at average grades of 0.45 g/t gold and 11.84 g/t silver for a gold equivalent grade of 0.67 g/t. Hole 09-3638 drilled 300 feet northeast of 09-3637 returned 370 feet averaging 1.03 g/t gold and 28.9 g/t silver with an average gold equivalent grade of 1.56 g/t.

Currently two drills are on the property, one reverse circulation and one diamond drill. Mineralized material from diamond drill core holes will be used for the next phase of metallurgical testing. Assay results from further drilling will be released as soon as a reasonable number of them are available.

“The Vortex Zone is an exciting discovery for Allied Nevada. We are encountering significantly higher gold and silver grades in the Vortex Zone when compared with the average resource grade of the property. The deposit remains open and our focus of drilling in this area is aimed at unlocking the potential robust nature of the Vortex Zone,” comments Scott Caldwell, President & CEO of Allied Nevada.

Cautionary Statement Regarding Forward Looking Information

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933 and the U.S. Securities Exchange Act of 1934 (and the equivalent under Canadian securities laws), that are intended to be covered by the safe harbor created by such sections. Such forward-looking statements include, without limitation, statements regarding results of exploration drilling and assay programs currently underway at Hycroft; potential for confirming, upgrading and expanding oxide gold and silver mineralized material at Hycroft; results of evaluation of underlying sulfide mineralization at Hycroft; reserve and resource estimates; estimates of gold and silver grades; estimates of recovery rates; expectations regarding the life of the Hycroft mine and the cash flow generated by the property; expectations regarding the amount of future gold and silver production from the Hycroft mine; and other statements that are not historical facts. Forward-looking statements address activities, events or developments that Allied Nevada expects or anticipates will or may occur in the future, and are based on current expectations and assumptions. Although Allied Nevada management believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, risks relating to Allied Nevada’s lack of operating history; risks that Allied Nevada’s acquisition, exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold and silver; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates; availability of outside contractors in connection with Hycroft and other activities; uncertainties relating to obtaining approvals and permits from governmental regulatory authorities; and availability and timing of capital for financing the Company’s exploration and development activities, including uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed in Allied Nevada’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including Allied Nevada’s latest Annual Report on Form 10-K and its other SEC filings (and Canadian filings)

Vortex Zone Results 2

including, without limitation, its latest Quarterly Report on Form 10-Q. The Company does not intend to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

Cautionary Note to U.S. Investors Regarding Estimates of Inferred Resources

This press release uses the term “inferred” “resources.” We advise U.S. investors that while this term is recognized and required by Canadian regulations, the SEC does not recognize the term. “Inferred resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of a feasibility study or prefeasibility studies, except in rare cases. The SEC normally only permits issuers to report mineralization that does not constitute “reserves” as in-place tonnage and grade without reference to unit measures. The references to gold and silver in this press release are not permitted under the rules of the SEC. U.S. investors are cautioned not to assume that any part or all of an inferred resource exists or is economically or legally mineable.

The technical contents of this news release have been reviewed and verified by Scott Wilson of Scott E. Wilson Mining, who is a Qualified Person as defined by National Instrument 43-101. Scott Wilson is an independent consultant for Allied Nevada and has reviewed the technical information contained in this news release.

For further information on Allied Nevada, please contact:

Scott Caldwell	Tracey Thom
President & CEO	Vice President, Investor Relations
(775) 358-4455	(416) 409-6007

or visit the Allied Nevada website at www.alliednevada.com

Vortex Zone Results 3